EXHIBIT 99.1

ASPECT COMMUNICATIONS ANNOUNCES EXECUTIVE DEPARTURE

Jim Flatley, President, Worldwide Sales and Services, leaves the company

SAN JOSE, Calif., May 5, 2004 — Aspect Communications Corporation (Nasdaq: ASPT), a leading provider of enterprise customer contact solutions, announced today that Jim Flatley, Aspect’s president, worldwide sales and services has left the company to pursue other interests.

“We thank Jim for his past efforts and wish him well in his new endeavors,” said Gary Barnett, Aspect’s president and chief executive officer.

About Aspect Communications

Aspect Communications Corporation is a leading provider of contact center solutions and services that enable businesses to manage and optimize customer communications. Aspect’s global customer base includes more than two-thirds of the Fortune 50 and leading corporations in a range of industries, including transportation, financial services, insurance, telecommunications, retail and outsourcing, as well as large government agencies. The company’s leadership is based on 18 years of expertise. Aspect is headquartered in San Jose, Calif., with 24 offices in 11 countries around the world.

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Aspect, the Aspect logo and the phrases and marks relating to other Aspect products and services discussed in this press release constitute one or both of the following: (1) registered trademarks and/or service marks of Aspect Communications Corporation in the United States and/or other countries or (2) intellectual property subject to protection under common law principles. All other names and marks mentioned in this document are properties of their respective owners.

Contacts:
Gary Wetsel Chief Financial Officer Aspect Communications (408) 325-2008 gary.wetsel@aspect.com	Carrie Kovac Investor Relations Aspect Communications (408) 325-2437 carrie.kovac@aspect.com